UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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JAKKS Pacific, Inc.
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JAKKS PACIFIC, INC.
22619 PACIFIC COAST HIGHWAY
MALIBU, CA 90265
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 16, 2011

The Annual Meeting of Stockholders of JAKKS Pacific, Inc. (the “Company”) will be held at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, on September 16, 2011 at 8:00 a.m. local time, to consider and act upon the following matters:

(1)	To elect 6 directors to serve for the ensuing year.

(2)	To conduct an advisory vote on executive compensation.

(3)	To conduct an advisory vote on the frequency of future advisory votes on executive compensation.

(4)	To ratify the selection by the Board of Directors of the firm of BDO USA, LLP, as the Company’s independent auditors for the current fiscal year.

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record as of the close of business on July 29, 2011 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors,

Stephen G. Berman,
Secretary
Malibu, California
August 17, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND
SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE
IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. YOU MAY REVOKE THE
PROXY AT ANY TIME BEFORE THE AUTHORITY GRANTED THEREIN IS EXERCISED.

JAKKS PACIFIC, INC.
22619 PACIFIC COAST HIGHWAY
MALIBU, CA 90265
PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 16, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of JAKKS Pacific, Inc. (the “Company”) for use at the 2011 Annual Meeting of Stockholders to be held on September 16, 2011, and at any adjournment of that meeting (the “Annual Meeting”). Throughout this Proxy Statement, “we,” “us” and “our” are used to refer to the Company.

The shares of our common stock represented by each proxy will be voted in accordance with the stockholder’s instructions as to each matter specified thereon, unless no instruction is given, in which case, the proxy will be voted in favor of such matter. A proxy may be revoked by the stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to our corporate Secretary or by voting in person at the Annual Meeting.

We are mailing this Proxy Statement to our stockholders on or about August 17, 2011, accompanied by our Annual Report to Stockholders for our fiscal year ended December 31, 2010.

Voting Securities and Votes Required

At the close of business on July 29, 2011, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 27,146,548 shares of our common stock, par value $.001 per share. All holders of our common stock are entitled to one vote per share.

The affirmative vote of the holders of a plurality of the shares of our common stock present or represented by proxy at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting is required for the ratification of the appointment by the Board of Directors of BDO USA, LLP as our independent auditors for the current fiscal year, all as hereinafter described.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of proposal 2. While our Board and its Compensation Committee will carefully consider the outcome of the vote expressed by our stockholders when making future executive compensation decisions, the vote will not be binding upon them.

Any choice which receives the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be considered to have been approved for the purpose of proposal 3. While our Board and its Compensation Committee will carefully consider the outcome of the vote expressed by our stockholders when determining the frequency of future advisory stockholder votes on executive compensation, the vote will not be binding upon them.

 A majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting will constitute a quorum at the meeting. All shares of our common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of August 12, 2011 with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors and nominees for director, (3) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below, and (4) all our directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent of
Name and Address of	Ownership		Outstanding
Beneficial Owner(1)(2)	(3)		Shares(4)
BlackRock, Inc.	2,790,967	(5)	10.3
Dimensional Fund Advisors LP	2,337,198	(6)	8.6
FMR LLC	3,388,870	(7)	12.5
Dreman Value Management, L.L.C.	1,633,714	(8)	6.0
Stephen G. Berman	172,673	(9)	*
Joel M. Bennett	37,866		*
Dan Almagor	54,266	(10)	*
Marvin W. Ellin	6,713	(11)	*
Robert E. Glick	70,843	(12)	*
Michael G. Miller	67,822	(13)	*
Murray L. Skala	75,322	(14)	*
John J. McGrath	15,225	(15)	*
All directors and executive officers as a group (7 persons)	485,505	(16)	1.8%

*	Less than 1% of our outstanding shares.
(1)	Unless otherwise indicated, such person’s address is c/o JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265.

(2)
The number of shares of common stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after August 12, 2011. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(3)	Except as otherwise indicated, exercises sole voting power and sole investment power with respect to such shares.

(4)
Does not include any shares of common stock issuable upon the conversion of $100.0 million of our 4.50% convertible senior notes due 2014, initially convertible at the rate of 63.2091 shares of common stock per $1,000 principal amount at issuance of the notes (but subject to adjustment under certain circumstances as described in the notes).

(5)
The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on January 10, 2011.

(6)
The address of Dimensional Fund Advisors LP (formerly known as Dimensional Fund Advisors, Inc.) is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 11, 2011.

(7)
The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Possesses sole voting power with respect to only 595,731 of such shares and sole dispositive power with respect to all of such 3,388,870 shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 14, 2011.

(8)
The address of Dreman Value Management, L.L.C. is Harborside Financial Center, Plaza 10, Suite 800, Jersey City, NJ 07311. Possesses sole voting power with respect to 244,444 of such shares and shared voting power with respect to 24,025 of such shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 14, 2011.

(9)
Includes 27,442 shares of common stock issued on January 1, 2011 pursuant to the terms of Mr. Berman’s  amended and restated Employment Agreement, which shares are further subject to the terms of our January 1, 2011 Restricted Stock Award Agreement with Mr. Berman (the “Berman Agreement”). The Berman Agreement provides that Mr. Berman will forfeit his rights to all 27,442 shares, which vest in equal installments through January 1, 2017 unless our EPS (as defined in the Berman Agreement) for 2011 is at least $1.41 per share , whereupon the forfeited shares will become authorized but unissued shares of our common stock.  Also includes 18,238 shares granted on February 11, 2011 representing the stock component of his 2010 performance bonus and 2,979 shares granted on February 11, 2011 representing the after-tax component of his 2010 discretionary bonus.  Also includes 64,014 shares granted on January 1, 2010 which vested on January 1, 2011 representing the net after-tax component of the January 1, 2010 120,000 share grant pursuant to his then-current employment agreement.  Also includes 60,000 shares granted on January 1, 2008, which vest on January 1, 2010, of which Mr. Berman is prohibited from selling, assigning, transferring, pledging or otherwise encumbering 10,000 shares until January 1, 2012, and the balance of 50,000 shares until December 20, 2011.

(10)
Includes 29,644 shares which Mr. Almagor may purchase upon the exercise of certain stock options and 24,622 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 5,296 shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2012.

(11)
Includes 6,713 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 5,296 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2012.

(12)
Includes 33,021 shares which Mr. Glick may purchase upon the exercise of certain stock options and 37,822 shares of Common Stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 5,296 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2012.

(13)
Includes 30,000 shares which Mr. Miller may purchase upon the exercise of certain stock options and 37,822 shares of Common Stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 5,296 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2012.

(14)
Includes 37,500 shares which Mr. Skala may purchase upon the exercise of certain stock options and 37,822 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 5,296 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2012.

(15)
On July 7, 2011 the board of directors approved Mr. McGrath becoming our Chief Operating Officer subject to agreement upon an amended employment agreement which we anticipate will occur shortly.  Includes 15,225 shares of common stock issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 4,033 of such shares may not be sold, mortgaged, transferred or otherwise encumbered prior to December 31, 2011, 5,283 shares which may not be sold, mortgaged, transferred or otherwise encumbered prior to December 31, 2012 and 5,909 shares which may not be sold, mortgaged, transferred or otherwise encumbered prior to December 31, 2013.

(16)	Includes an aggregate of 130,165 shares which the directors and executive officers may purchase upon the exercise of certain stock options.

ELECTION OF DIRECTORS
(Proposal No. 1)

The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any of our executive officers or directors.

Nominees

Set forth below for each nominee as a director is his name, age, and position with us, the Committee of the Board upon which he currently sits, his principal occupation and business experience during at least the past five years and the date of the commencement of his term as a director.

Name	Age	Position with the Company	Board Committee Membership
Stephen G. Berman	46	Chief Executive Officer, Chief	—
		Operating Officer, President,
		Secretary and Director

Dan Almagor	58	Director	Audit (Chairman), Nominating and Corporate
			Governance and Compensation

Robert E. Glick	66	Director	Compensation (Chairman) and Audit

Michael G. Miller	64	Director	Compensation

Murray L. Skala	64	Director	—

Marvin W. Ellin	79	Director	Nominating and Corporate Governance (Chairman) and Audit

Stephen G. Berman has been our Secretary, Chief Operating Officer and one of our directors since co-founding JAKKS in January 1995. From January 1, 1999 he has also served as our President.  From February 17, 2009 through March 31, 2010 he has also been our Co-Chief Executive Officer and since April 1, 2010 he has been our Chief Executive Officer.  From our inception until December 31, 1998, Mr. Berman was also our Executive Vice President. From October 1991 to August 1995, Mr. Berman was a Vice President and Managing Director of THQ International, Inc., a subsidiary of THQ. From 1988 to 1991, he was President and an owner of Balanced Approach, Inc., a distributor of personal fitness products and services.  As discussed below, we expect that Jack McGrath will replace Mr. Berman as our Chief Operating Officer when an amended employment agreement is completed with Mr. McGrath.

Dan Almagor has been one of our directors since September 2004. Since March 1992, Mr. Almagor has served as the Chairman of ACG Inc., a global private equity organization which provides equity capital financing primarily to private companies.

Robert E. Glick has been one of our directors since October 1996. For more than 20 years and until May 2007, Mr. Glick was an officer, director and principal stockholder in a number of privately held companies which manufacture and market women’s apparel. Since May 2007, Mr. Glick has been a consultant to a publicly held company which manufactures and markets women’s apparel.

Michael G. Miller has been one of our directors since February 1996. From 1979 until May 1998, Mr. Miller was President and a director of a group of privately held companies, including a list brokerage and list management consulting firm, a database management consulting firm, and a direct mail graphic and creative design firm. Mr. Miller’s interests in such companies were sold in May 1998 and he is now retired.

Murray L. Skala has been one of our directors since October 1995. Since 1976, Mr. Skala has been a partner of the law firm Feder Kaszovitz LLP (f/k/a Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP), our general counsel.

Marvin W. Ellin has been one of our directors since October 2010.  Mr. Ellin was a founding partner and the managing partner of Miller Ellin & Company LLP, a public accounting firm, for 50 years. The firm consisted of over 40 professionals and had extensive experience handling diverse clients with domestic and international operations including SEC filings, audit, tax compliance and financial advisory services. Mr. Ellin holds a BBA  and a JD degree and is a member of the AICPA, NYSSCPA and the New York State Bar Association. Miller Ellin & Company LLP was also a registered accounting firm with the PCAOB and a member of the Center for Public Company Audit Firms of the AICPA. Effective January 1, 2009 the firm merged into Rosen Seymour Shapss Martin & Company LLP and Mr. Ellin is a retired partner of such firm.

Qualifications for All Directors

In considering potential candidates for election to the Board, the Nominating and Corporate Governance Committee observes the following guidelines, among other considerations: (i) the Board must include a majority of independent directors; (ii) each candidate shall be selected without regard to age, sex, race, religion or national origin; (iii) each candidate should have the highest level of personal and professional ethics and integrity and have the ability to work well with others; (iv) involvement only in activities or interests that do not conflict or interfere with the proper performance of the responsibilities of a director; (v) each candidate should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; and (vi) each candidate should have sufficient time available, and a willingness to devote the necessary time, to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board of Directors and committee materials. The Chairman of the Board of Directors, if in office, and Chief Executive Officer will interview such candidate. The Nominating and Governance Committee then determines whether to recommend to the Board of Directors that a candidate be nominated for approval by the shareholders. The manner in which the Nominating and Governance Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a shareholder of the Company.

With respect to nominating existing directors, the Nominating and Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications, and overall contributions to the Company.

The Board of Directors does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.

The Board of Directors has identified the following qualifications, attributes, experience, and skills that are important to be represented on the Board as a whole: (i) management, leadership and strategic vision; (ii) financial expertise; (iii) marketing and consumer experience; and (iv) capital management.

A majority of our directors are “independent,” as defined under the rules of the Nasdaq Stock Market. Such independent directors are currently Messrs. Glick, Miller, Almagor and Ellin. Our directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Our officers are elected annually by our Board of Directors and serve at its discretion.  Except for Mr. Ellin, all of our current independent directors have served as such for more than the past five years.  Our directors were initially selected for their experience as businessmen (Glick and Miller) or financial expertise (Almagor and Ellin). We believe that our board is best served by benefiting from this blend of business and financial expertise and experience. Our remaining directors consist of our chief executive officer (Berman) who brings management’s perspective to the board’s deliberations and, our longest serving director (Skala), who, as an attorney with many years experience advising businesses, is able to provide guidance to the board from a legal perspective.

The Board’s Role in Risk Oversight

The Board of Directors is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and business strategy. While the Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals, it nonetheless strongly believes that risk taking must be closely monitored.

The Board has implemented the following risk oversight framework: (i) know the major risks inherent in the Company’s business and strategy and compensation policies; (ii) evaluate risk management processes; (iii) encourage open and regular communication about risks between management and the Board; and (iv) cultivate a culture of integrity and risk awareness.

While the Board oversees risk, management is responsible for managing risk. We have developed internal processes to identify and manage risk and communicate appropriately with the Board. Management communicates routinely with the Board, Board Committees and individual Directors on the significant risks identified and how they are being managed and Directors are encouraged to communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through its designated and established Committees, which play significant roles in carrying out the risk oversight function. All of our Committees meet regularly and report back to the full Board. The risk oversight functions are allocated among our Committees as follows:

•
The Audit Committee is responsible for overseeing risks associated with the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and meet separately with representatives of the Company’s independent accounting firm.

•	The Compensation Committee is responsible for overseeing risk associated with the Company’s compensation philosophy and programs.

•	The Nominating and Governance Committee is responsible for overseeing risks related to evolving governance legislation and trends.

Board Leadership Structure; Executive Sessions

Historically, our board structure featured (i) a combined Chairman of the Board and Chief Executive Officer, and (ii) non-management, active and effective directors of equal importance and with an equal vote. We believe the company and its shareholders were well served by having the company’s founder, Jack Friedman, serve as both Chairman of the Board and Chief Executive Officer. Since Mr. Friedman’s untimely passing in May 2010 we have not selected a Chairman to succeed him. The board is taking this opportunity to reevaluate its structure and may, following the election of the directors at the 2011 annual meeting, implement a new structure going forward. Regardless of the structure, the board intends to continue its current practice of having non-management Board members meet without management present at regularly scheduled executive sessions. Also, at least once a year, such meetings may include only the independent members of the Board.

Committees of the Board of Directors

We have an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

In addition to the risk oversight function described above, the primary functions of the Audit Committee are to select or to recommend to our Board the selection of outside auditors; to monitor our relationships with our outside auditors and their interaction with our management in order to ensure their independence and objectivity; to review, and to assess the scope and quality of, our outside auditor’s services, including the audit of our annual financial statements; to review our financial management and accounting procedures; to review our financial statements with our management and outside auditors; and to review the adequacy of our system of internal accounting controls. Messrs. Almagor, Glick and Ellin are the current members of the Audit Committee, are each “independent” (as that term is defined in NASD Rule 4200(a)(14)), and are each able to read and understand fundamental financial statements. Mr. Almagor, our audit committee financial expert, is the Chairman of the Audit Committee and possesses the financial expertise required under Rule 401(h) of Regulation SK of the Act and NASD Rule 4350(d)(2). He is further “independent”, as that term is defined under Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. We will, in the future, continue to have (i) an Audit Committee of at least three members comprised solely of independent directors, each of whom will be able to read and understand fundamental financial statements (or will become able to do so within a reasonable period of time after his or her appointment); and (ii) at least one member of the Audit Committee that will possess the financial expertise required under NASD Rule 4350(d)(2). Our Board has adopted a written charter for the Audit Committee and the Audit Committee reviews and reassesses the adequacy of that charter on an annual basis. The full text of the charter is available on our website at www.jakks.com.

Compensation Committee

In addition to the risk oversight function described above, the functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives, compensation and awards under our 2002 Stock Award and Incentive Plan (the “2002 Plan”). Messrs. Glick (Chairman), Almagor and Miller are the current members of the Compensation Committee. The Board has determined that each of them are “independent,” as defined under the applicable rules of the Nasdaq Stock Market. A copy of the Compensation Committee’s Charter is appended hereto. Executive officers that are members of our Board make recommendations to the Compensation Committee with respect to the compensation of other executive officers that are not on the Board. Except as otherwise prohibited, the Committee may delegate its responsibilities to subcommittees or individuals.

The Compensation Committee also annually reviews the overall compensation of our executive officers for the purpose of determining whether discretionary bonuses should be granted. In 2010, FWC presented a report to the Compensation Committee comparing our performance, size and executive compensation levels to those of peer group companies. FWC also reviewed with the Compensation Committee the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers relative to those companies. The performance comparison presented to the Compensation Committee each year includes a comparison of our total shareholder return, earnings per share growth, sales, net income (and one-year growth of both measures) to the peer group companies. The Compensation Committee reviews this information along with details about the components of each executive officer’s compensation.   FWC also provided guidance to the Compensation Committee with respect to the terms of Mr. Berman’s amended and restated employment agreement and Mr. McGrath’s amended employment agreement (see “ – Employment Agreements”).  Inasmuch as Mr. Berman’s salary and bonuses and/or bonus criteria for 2011 were contained within the new restated and amended employment agreement, the Compensation Committee did not consult with FWC in 2011 regarding Mr. Berman’s bonus for 2011, but expects to do so again in 2012.

Nominating and Corporate Governance Committee

In addition to the risk oversight function described above, the functions of the Nominating and Corporate Governance Committee are to develop our corporate governance system and to review proposed new members of our Board of Directors, including those recommended by our stockholders. Messrs. Ellin (Chairman) and Almagor are the current members of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board. The full text of the charter is available on our website at www.jakks.com. The Board has determined that each member of this Committee is “independent,” as defined under the applicable rules of the Nasdaq Stock Market. For instructions on how stockholders may submit recommendations for director nominees to our Nominating and Corporate Governance Committee, see “Stockholder Communications,” below.

The Nominating and Corporate Governance Committee will review, on an annual basis, the composition of our Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. The Nominating and Corporate Governance Committee is also considering the need for the role of Chairman of the Board and if the position is reestablished, its relation to the Chief Executive Officer. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating and Corporate Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If that Committee thinks it is in our best interests to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references and each candidate will be interviewed by at least one member of that Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating and Corporate Governance Committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the Committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Meetings of the Board of Directors and Board Member Attendance at Annual Stockholder Meeting

From January 1, 2010 through December 31, 2010, the Board of Directors, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each met or acted without a meeting pursuant to unanimous written consent eighteen times, thirteen times, fourteen times and twelve times, respectively. All directors attended at least 75% of all board meetings and committee meetings of which they are members.

We do not have a formal written policy with respect to board members’ attendance at annual stockholder meetings, although we do encourage each of them to attend. All of the directors then serving and nominated for re-election attended our 2010 Annual Stockholder Meeting.

Stockholder Communications

Stockholders interested in communicating with our Board may do so by writing to any or all directors, care of our Chief Financial Officer, at our principal executive offices. Our Chief Financial Officer will log in all stockholder correspondence and forward to the director addressee(s) all communications that, in his judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for Board review will be handled by our Chief Financial Officer. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

Stockholder recommendations for director nominees are welcome and should be sent to our Chief Financial Officer, who will forward such recommendations to our Nominating and Corporate Governance Committee, and should include the following information: (a) all information relating to each nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of each nominee, and must be submitted in the time frame described under the caption, “Stockholder Proposals for 2012 Annual Meeting,” below. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other sources, using additional criteria, if any, approved by the Board from time to time. Our stockholder communication policy may be amended at any time with the consent of our Nominating and Corporate Governance Committee.

Code of Ethics

We have a Code of Ethics (which we call a code of conduct) that applies to all our employees, officers and directors. This code was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. This code is posted on our website, www.jakks.com. We will disclose when there have been waivers of, or amendments to, such Code, as required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq.

Executive Officers

Our officers are elected annually by our Board of Directors and serve at the discretion of the Board of Directors. One of our executive officers, Stephen G. Berman, is also a director of the Company. See the section above entitled “Nominees” for biographical information about this officer. The other current executive officer is Joel M. Bennett, our Executive Vice President and Chief Financial Officer. On July 7, 2011 our board of directors approved the appointment of John (Jack) McGrath as our new Chief Operating Officer, replacing Mr. Berman, subject to agreement upon an amendment to his employment agreement.  As discussed below under “Employment Agreements and Termination of Employment Agreements”, we believe we have reached agreement on the general financial terms of the amended agreement and we expect the amended agreement to be completed shortly and Mr. McGrath to assume his new position.

Joel M. Bennett, 49, joined us in September 1995 as Chief Financial Officer and was given the additional title of Executive Vice President in May 2000. From August 1993 to September 1995, he served in several financial management capacities at Time Warner Entertainment Company, L.P., including as Controller of Warner Brothers Consumer Products Worldwide Merchandising and Interactive Entertainment. From June 1991 to August 1993, Mr. Bennett was Vice President and Chief Financial Officer of TTI Technologies, Inc., a direct-mail computer hardware and software distribution company. From 1986 to June 1991, Mr. Bennett held various financial management positions at The Walt Disney Company, including Senior Manager of Finance for its international television syndication and production division. Mr. Bennett holds a Bachelor of Science degree in Accounting and a Master of Business Administration degree in Finance and is a Certified Public Accountant (inactive).

John (Jack) McGrath, 45, is expected to become our Chief Operating Officer prior to the annual meeting on September 16, 2011.  Currently he is our Executive Vice President of Operations, which position he has held since December 2007.  Mr. McGrath was our Vice President of Marketing from 1999 to August 2003 and became a Senior Vice President of Operations in August 2003 and Executive Vice President of Operations in December 2007.  From January 1992 to December 1998 Mr. McGrath was Director of Marketing at Mattel Inc. and prior thereto he was a PFC in the U.S Army.  Mr. McGrath holds a Bachelor of Science degree in Marketing.

Certain Relationships and Related Transactions

One of our directors, Murray L. Skala, is a partner in the law firm of Feder Kaszovitz LLP (f/k/a Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP), which has performed, and is expected to continue to perform, legal services for us. In 2010, we incurred approximately $2.7 million for legal fees and reimbursable expenses payable to that firm. As of December 31, 2009 and 2010, legal fees and reimbursable expenses of $1.2 million and $1.1 million, respectively, were payable to this law firm.

Pursuant to our Code of Conduct (a copy of which may be found on our website, www.jakks.com), all of our employees are required to disclose to our General Counsel, the Board of Directors or any committee established by the Board of Directors to receive such information, any material transaction or relationship that reasonably could be expected to give rise to actual or apparent conflicts of interest between any of them, personally, and us. In addition, our Code of Ethics also directs all employees to avoid any self-interested transactions without full disclosure. This policy, which applies to all of our employees, is reiterated in our Employee Handbook which states that a violation of this policy could be grounds for termination. In approving or rejecting a proposed transaction, our General Counsel, Board of Directors or designated committee will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. Upon concluding their review, they will only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, our best interests, as they determine in good faith.

Legal Proceedings

We are a party to, and certain of our property is the subject of, various pending claims and legal proceedings that routinely arise in the ordinary course of our business, but we do not believe that any of these claims or proceedings will have a material effect on our business, financial condition or results of operations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during 2010 and Forms 5 and amendments thereto furnished to us with respect to 2010, during 2010, each of our independent directors, and Jack Friedman, who was one of our executive officers and a director prior to his death in March 2010, untimely filed one report on Form 4 reporting one late transaction and Joel Bennett, one of our executive officers, also untimely filed one report on Form 4 reporting two late transactions. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during 2010 and Forms 5 and amendments thereto furnished to us with respect to 2010, all other Forms 3, 4 and 5 required to be filed during 2010 were done so on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Introductory Note

The discussion below contains disclosure with respect to Mr. Jack Friedman and his compensation for 2009 and 2010. On April 1, 2010, Mr. Friedman, who was then our chairman and co-chief executive officer, retired from both positions. Upon his retirement, his employment agreement terminated and Mr. Friedman became our Chairman Emeritus until his death on May 3, 2010. As a result, no further compensation was payable to Mr. Friedman as an employee after April 1, 2010. Accordingly, disclosures below about Mr. Friedman and his employment agreement are purely historical and are included solely to provide information about the company and details of its executive compensation during the applicable periods and to describe the procedures that actually occurred with respect thereto.

Compensation Philosophy and Objectives

We believe that a strong management team comprised of highly talented individuals in key positions is critical to our ability to deliver sustained growth and profitability, and our executive compensation program is an important tool for attracting and retaining such individuals. We also believe that our most important resource is our people. While some companies may enjoy an exclusive or limited franchise or are able to exploit unique assets or proprietary technology, we depend fundamentally on the skills, energy and dedication of our employees to drive our business. It is only through their constant efforts that we are able to innovate through the creation of new products and the continual rejuvenation of our product lines, to maintain superior operating efficiencies, and to develop and exploit marketing channels. With this in mind, we have consistently sought to employ the most talented, accomplished and energetic people available in the industry. Therefore, we believe it is vital that our named executive officers receive an aggregate compensation package that is both highly competitive with the compensation received by similarly-situated executive officers at peer group companies, and also reflective of each individual named executive officer’s contributions to our success on both a long-term and short-term basis. As discussed in greater depth below, the objectives of our compensation program are designed to execute this philosophy by compensating our executives at the top quartile of their peers.

Our executive compensation program is designed with three main objectives:

•	to offer a competitive total compensation opportunity that will allow us to continue to retain and motivate highly talented individuals to fill key positions;

•	to align a significant portion of each executive’s total compensation with our annual performance and the interests of our stockholders; and

•	reflect the qualifications, skills, experience and responsibilities of our executives

Administration and Process

Our executive compensation program is administered by the Compensation Committee.  The Compensation Committee receives legal advice from our outside general counsel and has retained Frederick W. Cook & Co., Inc. (“FWC), a compensation consulting firm, that provide advice directly to the Compensation Committee. Historically,    the base salary, bonus structure and the long-term equity compensation of our executive officers are governed by the terms of their individual employment agreements (see “-Employment Agreements and Termination of Employment Arrangements”) and we expect that to continue in the future.  With respect to our chief executive officer and president, the Compensation Committee, with input from FWC, establishes target performance levels for incentive bonuses based on a number of factors that are designed to further our executive compensation objectives, including our performance, the compensation received by similarly-situated executive officers at peer group companies, the conditions of the markets in which we operate and the relative earnings performance of peer group companies.

Pursuant to the terms of the employment agreement as in effect on January 1, 2010 and, with respect to Mr. Berman’s amended and restated 2010 employment agreement as well, during the first quarter of each year (except for 2011 which is set in the agreement), the Compensation Committee establishes the targeted level of our Adjusted EPS (as defined below) growth and corresponding bonus levels, as a percentage of base salary, the executive will earn if the target is met.  Pursuant to the terms of their employment agreements, this bonus is capped at a maximum of 200% of base salary, although the Compensation Committee has the authority, in its discretion, to increase the maximum.  In addition, Mr. Berman is entitled to an additional bonus equal to up to 100% of base salary to be paid entirely in restricted stock based upon criteria (e.g. growth in net sales, return on invested capital, growth in free cash flow, total shareholder returns, a combination of such factors) selected by the Compensation Committee, The Compensation Committee also has wide discretion to set the target levels of Adjusted EPS and they work together with FWC to establish target levels that will accomplish the general objectives outlined above of also promoting growth and alignment with our shareholders’ interests.  The employment agreements also gave (and gives, with respect to Mr. Berman under his 2010 agreement,) the Compensation Committee the authority to award additional compensation to Messrs. Friedman and Berman as it determines in its sole discretion based upon criteria it establishes.

Adjusted EPS is the net income per share of our common stock calculated on a fully-diluted basis in accordance with GAAP, applied on a basis consistent with past periods, as adjusted in the sole discretion of the Compensation Committee to take account of extraordinary or special items.

While the Compensation Committee does not establish target performance levels for our chief financial officer, it does consider similar factors when determining such officer’s bonus. The employment agreement for Mr. Bennett expired on December 31, 2009 and Mr. Bennett has been an employee at will since that time. Prior to its expiration, the agreement authorized our Compensation Committee and Board of Directors to award an annual bonus to Mr. Bennett in an amount up to 50% of his salary as the Committee or Board determined in its discretion and also gave the Compensation Committee and the Board the discretionary authority to pay Mr. Bennett additional incentive compensation as it determined.

The Compensation Committee also annually reviews the overall compensation of our named executive officers for the purpose of determining whether discretionary bonuses should be granted. In 2010, FWC presented a report to the Compensation Committee comparing our performance, size and executive compensation levels to those of peer group companies. FWC also reviewed with the Compensation Committee the base salaries, annual bonuses, total cash compensation, long-term compensation and total compensation of our senior executive officers relative to those companies. The performance comparison presented to the Compensation Committee each year includes a comparison of our total shareholder return, earnings per share growth, sales, net income (and one-year growth of both measures) to the peer group companies. The Compensation Committee reviews this information along with details about the components of each named executive officer’s compensation.

Peer Group

One of the factors considered by the Compensation Committee is the relative performance and the compensation of executives of peer group companies. The peer group is comprised of a group of the companies selected in conjunction with FWC that we believe provides relevant comparative information, as these companies represent a cross-section of publicly-traded companies with product lines and businesses similar to our own throughout the comparison period.  The composition of the peer group is reviewed annually and companies are added or removed from the group as circumstances warrant. For the last fiscal year, the peer group companies utilized for executive compensation analysis, which remained the same as in the previous year (except that Marvel is no longer included since it was acquired by another company), were:

•    Activision, Inc.
•    Electronic Arts, Inc.
•    EMak Worldwide, Inc.
•    Hasbro, Inc.
•    Leapfrog Enterprises, Inc.
•    Mattel, Inc.
•    RC2 Corp.
•    Kid Brands, Inc.
•    Take-Two Interactive, Inc.
•    THQ Inc.

Elements of Executive Compensation

The compensation package for the Company’s senior executives had, and Mr. Berman’s currently has, both performance-based and non-performance based elements. Based on its review of each named executive officer’s total compensation opportunities and performance, and our performance, the Compensation Committee determines each year’s compensation in the manner that it considers to be most likely to achieve the objectives of our executive compensation program. The specific elements, which include base salary, annual cash incentive compensation and long-term equity compensation, are described below.

The Compensation Committee has negative discretion to adjust performance results used to determine annual incentive and the vesting schedule of long-term incentive payouts to the named executive officers.  The Compensation Committee also has discretion to grant bonuses even if the performance targets were not met.

Base Salary

Messrs. Friedman and Berman received compensation in 2010 pursuant to the terms of their respective employment agreements.  As discussed in greater detail below, the employment agreements for Messrs. Friedman and Berman were to expire on December 31, 2010 and Mr. Bennett’s employment agreement expired on December 31, 2009.  However, effective March 31, 2010, Mr. Friedman resigned as Co-Chief Executive Officer and terminated his employment agreement and effective November 11, 2010, Mr. Berman entered into a new amended and restated employment agreement. Pursuant to the terms of their employment agreements as in effect on January 1, 2010, Messrs. Friedman and Berman each receive a base salary which, pursuant to the terms of their respective employment agreements, is increased automatically each year by $25,000. Mr. Bennett’s prior employment agreement did not provide for automatic annual increases in base salary.  Any increase, or additional increase in base salary, as the case may be, is determined by the Compensation Committee based on a combination of two factors. The first factor is the Compensation Committee’s evaluation of the salaries paid in peer group companies to executives with similar responsibilities. The second factor is the Compensation Committee’s evaluation of the executive’s unique role, job performance and other circumstances. Evaluating both of these factors allows us to offer a competitive total compensation value to each individual named executive officer taking into account the unique attributes of, and circumstances relating to, each individual, as well as marketplace factors. This approach has allowed us to continue to meet our objective of offering a competitive total compensation value and attracting and retaining key personnel. Based on its review of these factors, the Compensation Committee determined not to increase any of the base salaries of Messrs. Friedman and Berman above the contractually required minimum increase in 2010 as unnecessary to maintain our competitive total compensation position in the marketplace, nor did it determine to raise Mr. Bennett’s base salary for 2010.  Mr. Berman’s new amended and restated employment agreement contains similar terms with respect to base salary.

Annual Cash Incentive Compensation

The function of the annual cash bonus is to establish a direct correlation between the annual incentives awarded to the participants and our financial performance. This purpose is in keeping with our compensation program’s objective of aligning a significant portion of each executive’s total compensation with our annual performance and the interests of our shareholders.

The employment agreements as in effect on January 1, 2010 for Messrs. Friedman and Berman provided for an incentive cash bonus award based on a percentage of each participant’s base salary if the performance goals set by the Compensation Committee are met for that year.  The employment agreements mandated that the specific criteria to be used is earnings per share and the Compensation Committee sets the various target thresholds to be met to earn increasing amounts of the bonus up to a maximum of 200% of base salary, although the Compensation Committee has the ability to increase the maximum in its discretion.  During the first quarter of each year, the Compensation Committee meets to establish the target thresholds for that year.  During 2010, Mr. Berman was entitled to a bonus based upon the target thresholds established by the Compensation Committee and incorporated into his 2010 amended and restated agreement of $1,672,500 representing 150% of his 2010 base salary, payable 80% in cash and 20% in shares of our common stock.  The target bonus thresholds for 2011 are set forth in Mr. Berman's 2010 amended and restated employment agreement.

The employment agreements as in effect on January 1, 2010 for Messrs. Friedman and Berman contemplated (and Mr. Berman’s new agreement also contemplates) that the Compensation Committee may grant discretionary bonuses in situations where, in its sole judgment, it believes they are warranted.  The Compensation Committee approaches this aspect of the particular executive’s compensation package by looking at the other components of the executive’s aggregate compensation and then evaluating if any additional compensation is appropriate to meet our compensation goals.  As part of this review, the Compensation Committee, with significant input from FWC, collects information about the total compensation packages in our peer group and various indicia of performance by the peer group such as sales, one-year sales growth, net income, one-year net income growth, market capitalization, size of companies, one- and three-year stockholder returns, etc. and then compares such data to our corresponding performance data.  Following consideration of all of the above, as well as input from FWC, the Compensation Committee determined that, in keeping with our compensation objectives, Mr. Berman was awarded $150,000 payable 50% in cash and 50% in stock (4,089 shares) which vests in equal tranches over three years commencing on February 11, 2012 and Mr. Bennett was awarded $100,000 in cash.

Long-Term Compensation

Long-term compensation is an area of particular emphasis in our executive compensation program, because we believe that these incentives foster the long-term perspective necessary for our continued success.  Again, this emphasis is in keeping with our compensation program objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the interests of our shareholders.

Historically, our long-term compensation program has focused on the granting of stock options that vested over time.  However, commencing in 2006 we began shifting the emphasis of this element of compensation and we currently favor the issuance of restricted stock awards.  The Compensation Committee believes that the award of full- value shares that vest over time is consistent with our overall compensation philosophy and objectives as the value of the restricted stock varies based upon the performance of our common stock, thereby aligning the interests of our executives with our shareholders.  The Compensation Committee has also determined that awards of restricted stock are anti-dilutive as compared to stock options inasmuch as it feels that less restricted shares have to be granted to match the compensation value of stock options.

The employment agreements for Messrs. Friedman and Berman as in effect on January 1, 2010 provided for annual grants of 120,000 shares of restricted stock subject to a one or two-year vesting period, and in the latter case, all or part of which second year may be accelerated to one year if we achieved earnings per share growth targets.  The initial vesting of the restricted stock was subject to our achieving pre-tax income in excess of $2.0 million in the fiscal year that the grant is made.  Since we did not have in excess of $2.0 million of pre-tax income for 2009 none of the 2009 restricted stock awards to Messrs. Friedman and Berman vested and all of the restricted shares were forfeited back to us.  Mr. Berman’s 2010 amended and restated employment provides for annual grants of $500,000 of restricted stock which vest in equal annual installments through January 1, 2017, which is one year following the life of the agreement, subject to meeting the 3% vesting condition, as defined in the agreement.

After a review of all of the factors discussed above including the additional cash incentive awards which were granted, the Compensation Committee did not approve any additional long-term compensation for Messrs. Berman or Bennett.

Other Benefits and Perquisites

Our executive officers participate in the health and dental coverage, life insurance, paid vacation and holidays, 401(k) retirement savings plans and other programs that are generally available to all of the Company’s employees.

The provision of any additional perquisites to each of the named executive officers is subject to review by the Compensation Committee.  Historically, these perquisites include payment of an automobile allowance and matching contributions to a 401(k) defined contribution plan.  In 2010, the named executive officers were granted the following perquisite:  automobile allowance.  We value perquisites at their incremental cost to us in accordance with SEC regulations.

We believe that the benefits and perquisites we provide to our named executive officers are within competitive practice and customary for executives in key positions at comparable companies. Such benefits and perquisites serve our objective of offering competitive compensation that allows us to continue to attract, retain and motivate highly talented people to these critical positions, ultimately providing a substantial benefit to our shareholders.

Change of Control/Termination Agreements

We recognize that, as with any public company, it is possible that a change of control may take place in the future.  We also recognize that the threat or occurrence of a change of control can result in significant distractions of key management personnel because of the uncertainties inherent in such a situation.  We further believe that it is essential and in our best interest and the interests of our shareholders to retain the services of our key management personnel in the event of the threat or occurrence of a change of control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security. In keeping with this belief and its objective of retaining and motivating highly talented individuals to fill key positions, which is consistent with our general compensation philosophy, the employment agreement for our chief executive officer contains provisions which guarantee specific payments and benefits upon a termination of employment as a result of a change of control of the Company.  In addition, the employment agreement also contains provisions providing for certain lump-sum payments in the event the executive is terminated without “cause” or if we materially breach the agreement leading the affected executive to terminate the agreement for good reason.

Additional details of the terms of the change of control agreements and termination provisions outlined above are provided below.

Retirement Plans

Mr. Friedman’s employment agreement provided that, commencing at age 67, he may retire and receive a single-life annuity retirement payment of $975,000 per year for a period of ten (10) years following his retirement.  Mr. Friedman was 71 years old on January 1, 2010.  In the event of his death during such period, his estate is to receive a death benefit equal to the difference between $2,925,000 and retirement benefits previously paid to him.  This retirement benefit is conditioned upon Mr. Friedman agreeing to accept the position of Chairman Emeritus of our Board of Directors, if so requested by the Board.  Mr. Friedman retired as of April 1, 2010 and accepted the position of Chairman Emeritus, which he held until his death on May 3, 2010.  Following his death, pursuant to the terms of his former employment agreement, his estate received a death benefit in the amount of $2,762,500. Mr. Berman’s employment agreement does not provide any retirement benefits.

Impact of Accounting and Tax Treatments

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits publicly held companies like us from deducting certain compensation to any one named executive officer in excess of $1,000,000 during the tax year. However, Section 162(m) provides that, to the extent that compensation is based on the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the Company’s shareholders, the compensation is not included for purposes of arriving at the $1,000,000.

The Company, through the Compensation Committee, intends to attempt to qualify executive compensation as tax deductible to the extent feasible and where it believes it is in our best interests and in the best interests of our shareholders. However, the Compensation Committee does not intend to permit this arbitrary tax provision to distort the effective development and execution of our compensation program. Thus, the Compensation Committee is permitted to and will continue to exercise discretion in those instances in which mechanistic approaches necessary to satisfy tax law considerations could compromise the interests of our shareholders. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2010 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board, and the board has approved, that the CD&A be furnished in the proxy statement for the annual meeting to be held on September 16, 2011.

By the Compensation Committee of the Board of Directors:

Robert E. Glick, Chairman
Dan Almagor, Member
Michael G. Miller, Member

The following table sets forth the compensation we paid for our fiscal years ended December 31, 2008, 2009 and 2010 to (i) our Chief Executive Officer; (ii) each of our other executive officers whose compensation exceeded $100,000 on an annual basis; and (iii) up to two additional individuals for whom disclosure would have been provided under the foregoing clause (ii) but for the fact that the individual was not serving as an executive officer of our Company at the end of the last completed fiscal year (collectively, the “Named Officers”).  From January 1, 2010 through March 31, 2010, Messrs. Friedman and Berman were our Co-Chief Executive Officers. Effective April 1, 2010, Mr. Friedman resigned and Mr. Berman assumed the title Chief Executive Officer in addition to his existing titles of President, Chief Operating Officer and Secretary. Accordingly, the table below reflects Mr. Friedman’s income only through March 31, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Jack Friedman	2010	278,750	—	1,454,400	(1)	—	—	—	4,500	1.737,650
Chairman and	2009	1,090,000	—	—		—	—	—	30,250	1,120,250
Co-Chief Executive Officer	2008	1,090,000	250,000	2,833,200	(2)	—	—	—	33,500	4,206,700

Stephen G. Berman	2010	1,115,000	1,413,000	1,863,900	(1)(3)	—	—	—	18,000	4,000,400
Chief Executive Officer, Chief	2009	1,090,000	—	—		—	—	—	30,250	1,120,250
Operating Officer, President and Secretary	2008	1,090,000	250,000	2,833,200	(2)	—	—	—	29,200	4,202,400

Joel M. Bennett	2010	420,000	100,000	—		—	—	—	12,000	532,000
Executive Vice	2009	420,000	—	—		—	—	—	24,250	444,250
President and Chief Financial Officer	2008	420,000	125,000	99,993	(4)	—	—	—	23,500	668,493

(1)
Pursuant to the 2002 Plan, on January 1, 2010, 120,000 shares of restricted stock were granted to Messrs. Friedman and Berman, all of which were scheduled to vest on January 1, 2011 if we met certain financial criteria.  This criteria was met and Mr. Berman’s shares vested on such date.  Following Mr. Friedman’s death on May 3, 2010, the board determined to accelerate vesting to such date.  The amount in this column was calculated as the product of (a) 120,000 shares of restricted stock multiplied by (b) $12.12, the last sales price of our common stock, as reported by Nasdaq on December 31, 2009, the day before the shares were granted.

(2)
Pursuant to the 2002 Plan, on January 1, 2008, 120,000 shares of restricted stock were granted to Messrs. Friedman and Berman, of which 50% vested on January 1, 2009 and 50% vested on January 1, 2010.  The amount in this column was calculated as the product of (a) 120,000 shares of restricted stock multiplied by (b) $23.61, the last sales price of our common stock, as reported by Nasdaq on December 31, 2007, the date before the shares were granted. See “Critical Accounting Policies.”

(3)
Also includes 18,238 shares which vest in seven annual tranches (the first six equal to 14.5% of grant and the last equal to 13%) over six years; and 4,089 shares which vest in three equal tranches over four years.

(4)
The amount in this column was calculated as the product of (a) 3,593 shares of restricted stock multiplied by (b) $27.83, the last sales price of our common stock, as reported by Nasdaq on February 28, 2008, the date before the shares were granted,

(5)
Represents automobile allowances paid in the amount of $18,000, $18,000, and $4,500 to Mr. Friedman for 2008, 2009 and 2010, respectively; and $18,000, and $12,000 to each of Messrs. Berman and Mr. Bennett respectively, for 2008, 2009 and 2010; amount also includes matching contributions made by us to the Named Officer’s 401(k) defined contribution plan in the amount of $15,500, $12,250 and nil, respectively, for 2008, 2009 and 2010 for Mr. Friedman, $11,200, $12,250, and nil, respectively, for Messrs. Berman and Bennett. See “Employee Pension Plan.”

The following table sets forth certain information regarding all equity-based compensation awards outstanding as of December 31, 2010 by the Named Officers:

Outstanding Equity Awards At Fiscal Year-end

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jack Friedman	—	—	—	—	—	—	—	—	—

Stephen G. Berman	—	—	—	—	—	120,000	$2,186,400	—	—

Joel M. Bennett	—	—	—	—	—	—	—	—	—

(1)	The product of (x) $18.22 (the closing sale price of the common stock on December 31, 2010) multiplied by (y) the number of unvested restricted shares outstanding.

The following table sets forth certain information regarding amount realized upon the vesting and exercise of any equity-based compensation awards during 2010 by the Named Officers:

Options Exercises And Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Jack Friedman	—	—	60,000	727,200

Stephen G. Berman	—	—	60,000	727,200

Joel M. Bennett	—	—	1,796	22,630

(1)	Represents the product of (x) the closing sale price of the common stock on the date of vesting multiplied by (y) the number of restricted shares vested.

Potential Payments upon Termination or Change in Control

The following tables describe potential payments and other benefits that would have been received by each Named Officer at, following or in connection with any termination, including, without limitation, resignation, severance, retirement or a constructive termination of such Named Officer, or a change in control of our Company or a change in such Named Officer’s responsibilities on December 31, 2010.  The potential payments listed below assume that there is no earned but unpaid base salary at December 31, 2010. Inasmuch as Mr. Friedman resigned, and terminated his employment agreement, as of March 31, 2010, and Mr. Bennett’s employment agreement has expired, there are no applicable disclosures for them.

Stephen G. Berman

	Upon Retirement	Quits For “Good Reason” (1)	Upon Death	Upon “Disability” (2)	Termination Without “Cause”	Termination For “Cause” (3)	Involuntary Termination In Connection with Change of Control(4)
Base Salary	$-	$5,575,000	$-	$-	$167,500	$-	$3,333,850	(5)
Restricted Stock - Performance-Based	-	-	-	-	-	-
Annual Cash Incentive Award (6)	-	-	-	-	-	-	-

(1) Defined as (i) our violation or failure to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by us, or (ii) the material change in the nature, titles or scope of the duties, obligations, rights or powers of the Named Officer’s employment resulting from any action or failure to act by us.

(2) Defined as a Named Officer’s inability to perform his duties by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period.

 (3) Defined as (i) the Named Officer’s conviction of, or entering a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either the Named Officer’s failure to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if he does perfect such an appeal, the sustaining of his conviction of a felony offense on appeal; or (ii) the determination by our Board of Directors, after due inquiry, based on convincing evidence, that the Named Officer has:

(A) committed fraud against, or embezzled or misappropriated funds or other assets of, our Company (or any subsidiary);

(B) violated, or caused our Company (or any subsidiary) or any of our officers, employees or other agents, or any other individual or entity to violate, any material law, rule, regulation or ordinance, or any material written policy, rule or directive of our Company or our Board of Directors;

(C) willfully, or because of gross or persistent inaction, failed properly to perform his duties or acted in a manner detrimental to, or adverse to our interests; or

(D) violated, or failed to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by him under his employment agreement with us;

and that, in the case of any violation or failure referred to in clause (B), (C) or (D), above, such violation or failure has caused, or is reasonably likely to cause, us to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(4)  Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments.  As discussed above, Mr. Berman is entitled to certain payments upon termination of his employment, including termination following a change in control of our Company.  Under the terms of his employment agreement (see “ - Employment Agreements”), Mr. Berman is not entitled to any payments that would be an excess parachute payment, and such payments are to be reduced by the least amount necessary to avoid the excise tax.  Accordingly, our tax deduction would not be disallowed under Section 280G of the Code, and no excise tax would be imposed under Section 4999 of the Code.

(5) Under the terms of Mr. Berman’s employment agreement (see “ - Employment Agreements”), if a change of control occurs, then he has the right to terminate his employment and receive a payment equal to 2.99 times his then base amount of salary as such term is defined in the Code.

(6) Any earned but unpaid salary and bonus, but no bonus for year of termination.

Compensation of Directors

Analogous to our executive compensation philosophy, it is our desire to similarly compensate our non-employee directors for their services in a way that will serve to attract and retain highly qualified members.  As changes in the securities laws require greater involvement by, and places additional burdens on, a company’s directors it becomes even more necessary to locate and retain highly qualified directors.  As such, after consulting with FWC, the Compensation Committee developed and the Board approved a structure for the compensation package of our non-employee directors so that the total compensation package of our non-employee directors would be at approximately the median total compensation package for non-employee directors in our peer group.

In December 2009, our board of directors, after consulting with FWC, changed the compensation package  for non-employee directors as of January 1, 2010 by (i) increasing the annual cash stipend to $75,000, (ii) eliminating meeting fees for attendance at both board and committee meetings, (iii) increasing the annual fees paid to committee chairs and the members of the audit committee, (iv) decreasing by $25,000 the value of the annual grant of restricted shares of our common stock to $100,000 and (v) imposing minimum share holding requirements.  Specifically, the chair of the audit committee receives an annual fee of $30,000, each member of the audit committee receives a $15,000 annual fee (including the chair), the chair of the compensation committee and the nominating and governance committee each receives an annual fee of $15,000 and each member of such committees (including the chair) receives an annual fee of $10,000.  Newly-elected non-employee directors will receive a portion of the foregoing annual consideration, pro rated according to the portion of the year in which they serve in such capacity.

In February 2010 our board determined the terms for the minimum share holding requirements.  Pursuant to the new minimum share holding requirements, each director will be required to hold shares with a value equal to at least two times the average annual cash stipend paid to the director during the prior two calendar years.  In determining the value of a director’s share holdings, each option, whether or not in the money, will count as ½ share.  To illustrate:  if a director wishes to sell shares in 2011, he will have to hold shares with a market value of at least $120,000 prior to and following any sale of shares calculated as of the date of the sale, such $120,000 minimum calculated by taking the average cash stipend of $60,000 paid during the prior two years ($45,000 in 2009 and $75,000 in 2010) multiplied by two.

The following table sets forth the compensation we paid to our non-employee directors for our fiscal year ended December 31, 2010:

Director Compensation

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dan Almagor	2010	121,250	99,263	(1)	—	—	—	—	220,513
Marvin Ellin	2010	22,500	24,996	(2)	—	—	—	—	47,496
Robert Glick	2010	125,000	99,263	(1)	—	—	—	—	224,263
Michael Miller	2010	110,000	99,263	(1)	—	—	—	—	209,263
Murray Skala	2010	75,000	99,263	(1)	—	—	—	—	174,263

(1) The value of the shares was determined by taking the product of (a) 8,190 shares of restricted stock multiplied by (b) $12.12, the last sales price of our common stock on December 31, 2009, as reported by Nasdaq, the date prior to the date the shares were granted, all of which shares vested on January 1, 2011.

(2) The value of the shares was determined by taking the products of (a) 1,417 shares or restricted stock multiplied by (b) $17.64, the last sales price of our common stock on September 30, 2010, as reported by Nasdaq, the date prior to the date the shares were granted, all of which shares vested on January 1, 2011.

Employment Agreements and Termination of Employment Arrangements

In March 2003 we amended and restated our employment agreements with each of Messrs. Friedman and Berman and on July 17, 2007 entered into a new employment agreement with Joel Bennett.  Mr. Bennett’s agreement expired on December 31, 2009; Mr. Friedman resigned and terminated his agreement on March 31, 2010; and we entered into a new amended and restated agreement with Mr. Berman on November 11, 2010.

Mr. Friedman’s amended and restated employment agreement, pursuant to which he served as our Chairman and Co-Chief Executive Officer until his retirement on April 1, 2010, provided for an annual base salary in 2010 of $1,115,000. Mr. Friedman’s agreement was scheduled to expire on December 31, 2010. His base salary was subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000 per annum. For each fiscal year between 2007 through 2009, Mr. Friedman’s bonus depended on our achieving certain earnings per share growth targets, with such earnings per share growth targets to be determined annually by the Compensation Committee of our Board of Directors. Depending on the levels of earnings per share growth that we achieved in each fiscal year, Mr. Friedman received an annual bonus from 0% to up to 200% of his base salary. This bonus was paid in accordance with the terms and conditions of our 2002 Stock Award and Incentive Plan.  As a result of Mr. Friedman’s retirement on April 1, 2010, no bonus was paid to him in fiscal 2010. In addition, in consideration for modifying and replacing the pre-tax income formula provided in his prior employment agreement for determining his annual bonus, and for entering into the amended employment agreement, Mr. Friedman was granted the right to be issued an aggregate of 1,080,000 shares of restricted stock. The first tranche of restricted stock, totaling 240,000 shares, was granted at the time the agreement became effective, and 120,000 shares were granted on each of January 1, 2004, 2005, 2006, 2007, 2008 and 2009 (or 720,000 shares in the aggregate). In 2010, the last year of his employment, Mr. Friedman received 120,000 shares of restricted stock. The grant of these shares was in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock was subject to our achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock granted or to be granted from January 1, 2004 through January 1, 2008 was subject to a two-year vesting period, which could be accelerated to one year if we achieved certain earnings per share growth targets. Each tranche of restricted stock to be granted thereafter through January 1, 2010,was subject to a one-year vesting period.  Following his death in May, 2010 the Board of Directors determined that the entire grant of 120,000 shares of restricted stock granted on January 1, 2010, should immediately vest. Finally, the agreement provided that Mr. Friedman, upon his retirement at or after age 67, would receive a single-life annuity retirement payment equal to $975,000 a year for a period of 10 years, or in the event of his death during such retirement period, his estate would receive a death benefit equal to the difference between $2,925,000 and any prior retirement benefits previously paid to him; provided, however, that Mr. Friedman must agree to serve as Chairman Emeritus of our Board of Directors, if requested to do so by such Board.  On February 26, 2010, our board approved the following with respect to Mr. Friedman’s retirement: (i) the Board waived the requirement under his employment agreement that we be given 60 days notice of his election to retire; (ii) in addition to serving as non-executive Chairman Emeritus as provided in his employment agreement, Mr. Friedman agreed to serve in the role of Chief Strategist to advise the Board and the Company on acquisitions and other strategy; (iii) Mr. Friedman agreed to waive any cash bonus for 2010 that he would otherwise have been entitled to under his employment agreement (he would have been entitled to receive a pro-rata portion of any cash bonus awarded under the provisions of Section 1(c) of the employment agreement); (iv)  Mr. Friedman will receive a car allowance during the period he receives the Retirement Benefit comparable to what he receives now; (v) we will provide Mr. Friedman with an office and use of a secretary part time; (vi) the 120,000 shares of restricted stock granted to him on January 1, 2010 will continue to vest on January 1, 2011 provided the $2 million Pre-Tax Income test required for vesting under Section 2.2 of the Restricted Stock Agreement is met.  Subsequently, our board determined to waive the vesting test for the 120,000 shares and accelerated their vesting.  Mr. Friedman retired effective April 1, 2010 and accepted the position of Chairman Emeritus.  Mr. Friedman passed away on May 3, 2010, and as a result of his death, his estate received the death benefit in the amount of $2,762,500 provided in his employment agreement as described above.

Mr. Berman’s amended and restated 2003 employment agreement, which was effective until November 11, 2010, at which time it was superseded by his second amended and restated employment agreement, pursuant to which he served as our Co-Chief Executive Officer, President and Chief Operating Officer through March 31, 2010 when he became the sole Chief Executive Officer, provided for an annual base salary in 2010 of $1,150,000. Mr. Berman’s 2003 agreement was set to expire on December 31, 2010. His base salary under the 2003 agreement was subject to annual increases determined by our Board of Directors, but in an amount not less than $25,000 per annum. For each fiscal year between 2007 through 2010, Mr. Berman’s bonus depended on our achieving certain earnings per share growth targets, with such earnings per share growth targets to be determined annually by the Compensation Committee of our Board of Directors. Depending on the levels of earnings per share growth that we achieve in each fiscal year, Mr. Berman would receive an annual bonus of from 0% to up to 200% of his base salary. This bonus was paid in accordance with the terms and conditions of our 2002 Stock Award and Incentive Plan. In addition, in consideration for modifying and replacing the pre-tax income formula provided in his prior employment agreement for determining his annual bonus, and for entering into the amended employment agreement, Mr. Berman was granted the right to be issued an aggregate of 1,080,000 shares of restricted stock. The first tranche of restricted stock, totaling 240,000 shares, was granted at the time the agreement became effective in 2003, and 120,000 shares were granted on each of January 1, 2004, 2005, 2006 and 2007 (or 480,000 shares in the aggregate). In each subsequent year of the employment agreement term, Mr. Berman received 120,000 shares of restricted stock. The grant of these shares was in accordance with our 2002 Stock Award and Incentive Plan, and the vesting of each tranche of restricted stock was subject to our achieving pre-tax income in excess of $2,000,000 in the fiscal year that the grant is made. Each tranche of restricted stock granted from January 1, 2004 through January 1, 2008 was subject to a two-year vesting period, which may be accelerated to one year if we achieved certain earnings per share growth targets. Each tranche of restricted stock to be granted thereafter through January 1, 2010, was subject to a one-year vesting period.

On November 11, 2010 we entered into a second amended and restated employment agreement with Stephen Berman, our President, Chief Executive Officer and Chief Operating Officer.  This agreement extended the term of the 2003 agreement to December 31, 2015 from its current termination date of December 31, 2010.  The new amended and restated agreement also provides, among other things, new provisions for (i) an annual salary of $1,140,000 in 2011 and annual increases thereafter at the discretion of the Board but no less than $25,000; (ii) an annual restricted stock award of $500,000 of our common stock commencing January 1, 2011, subject to vesting in equal installments through January 1, 2017, except that the vesting of each annual $500,000 award is conditioned on EPS (defined as our net income per share of our common stock, calculated on a fully diluted basis) for the fiscal year in which the shares are issued being equal to minimum EPS as follows:  $1.41 for 2011, $1.45 for 2012, $1.49 for 2013, $1.54 for 2014, and $1.59 for 2015. If the minimum EPS vesting condition for the first tranche is not met, then the $500,000 grant lapses, but if the vesting condition is satisfied for the first tranche of the $500,000 grant, then each subsequent tranche of the $500,000 grant will vest; (iii) an annual performance bonus as follows: (x) 2010 bonus (previously established in March 2010) remains unchanged except that 20% of the bonus will be paid in restricted stock which will vest in six equal annual installments of 14.5% of the number of shares, the first on the date in 2011 that the bonus is determined to have been earned, and a seventh and final installment of 13% of the shares on January 1, 2017, and (y) for years commencing January 1, 2011, an amount equal to up to 200% of base salary, to be paid in stock and cash (20-40% in stock, in the percentages set forth on Exhibit E to the agreement), bonus criteria using “Adjusted” EPS growth (as defined in the agreement) to be determined by our Compensation Committee in the first quarter of each fiscal year, except that Adjusted EPS criteria (but not vesting) for 2011 shall range from $1.37 - $1.78 as stated in Exhibit D to the agreement, and shares will vest in equal annual installments commencing with the date the Bonus for a fiscal year  is determined to have been earned and thereafter on January 1 in each subsequent year until the final installment on January 1, 2017, and (z) an additional bonus (the “additional bonus”) equal to 100% of base salary to be paid entirely in restricted stock; the criteria and vesting schedules to be determined by our Compensation Committee in the first fiscal quarter of each year, using criteria to be selected by such Committee which are in its discretion such as grown in net sales, return on invested capital, growth in free cash flow, total shareholder return (or any combination); (iv) restrictions on sale of our securities such that he cannot sell any shares of our common stock if his shares remaining after a sale are not equal to at least three times his then base salary; (v) life insurance in the amount of $1.5 million; (vi) severance if we terminate the agreement without cause (as defined in the agreement) or Mr. Berman terminates it for Good Reason (as defined in the agreement), in an amount equal to the base salary at termination date multiplied by the number of years and partial years remaining in the term; and (vii) restrictive covenants, change of control provisions and our ownership of certain intellectual property.  The criteria for award of the additional bonus have not been established and Mr. Berman and the Company have agreed that in lieu thereof such additional bonus for 2011 may be awarded by the Compensation Committee in the exercise of its discretion.

On July 17, 2007, we entered into a new employment agreement with Mr. Bennett that expired on December 31, 2009, pursuant to which he received (i) a base salary of $400,000 per year; (ii) an annual discretionary bonus of up to 50% of his annual base salary, determined by the Compensation Committee or the Board of Directors; (iii) a $1,000 per month car allowance; and (iv) a one-time grant of 15,000 shares of restricted stock, vesting over three years in equal annual installments of 5,000 shares on December 31, 2007, 2008 and 2009, provided he remains employed by us on each vesting date.  Mr. Bennett has been working since January 1, 2010 without a contract.  Mr. Bennett’s salary for 2010, as determined by our compensation committee was $420,000.  In February 2011, our board of directors awarded Mr. Bennett a $100,000 cash bonus.

Mr. McGrath is currently employed by us pursuant to an employment agreement originally dated March 4, 2010 and effective as of January 1, 2010.  As authorized by our board of directors, we are currently negotiating an amended employment agreement with Mr. McGrath pursuant to which amendment Mr. McGrath will become our Chief Operating Officer.  We believe that the basic financial terms of the amended agreement have been agreed to and the amended agreement is expected to provide for an annual salary of $600,000; an annual award of $75,000 of restricted stock, subject to vesting in equal installments over three years, provided, however, that the initial vesting of the first installment of each year’s award is conditioned on “Adjusted” EPS (as defined in the amended agreement) for the fiscal year in which the shares are issued being equal to minimum “Adjusted” EPS as follows:  2011 vesting condition:  greater of $1.41 or 3% higher than 2010 “Adjusted” EPS; 2012 vesting: greater of $1.45 or 3% higher than 2011“Adjusted” EPS; and 2013 vesting condition: greater of $1.49 or 3% higher than “Adjusted” 2012 EPS.  The amended agreement is also expected to provide for an annual bonus opportunity of up to 125% of salary payable 50% in cash and 50% in restricted stock (with a four year vesting) based upon “Adjusted” EPS growth.  Bonus targets for 2011 are to be established in the amended agreement and are expected to range from $1.37 -$1.78.  The bonus targets for 2012 –2014 will be set by the Compensation Committee.  FWC provided guidance to the Compensation Committee with respect to the terms of Mr. McGrath’s amended Agreement.

The foregoing is only a summary of the material terms of our employment agreements with the Named Officers and the expected terms of our amended agreement with Mr. McGrath. For a complete description, copies of such agreements are annexed herein in their entirety as exhibits or are otherwise incorporated herein by reference.  Mr. McGrath’s employment agreement will be publicly filed once it is completed and executed.

Employee Benefits Plan

We sponsor for our U.S. employees (including the Named Officers), a defined contribution plan under Section 401(k) of the Internal Revenue Code.  The Plan provided that employees may defer up to 50% of their annual compensation subject to annual dollar limitations, and that we will make a matching contribution equal to 100% of each employee’s deferral, up to 5% of the employee’s annual compensation. Effective January 1, 2010, we suspended our matching contribution.  Our matching contributions, which vest immediately, totaled $1.2 million, $1.5 million and nil for 2008, 2009 and 2010, respectively.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

ADVISORY VOTE ON THE COMPANY'S EXECUTIVE COMPENSATION
(Proposal No. 2)

General

        Our stockholders are being provided the opportunity to cast a non-binding, advisory vote (commonly known as a "say on pay") on the compensation of the executive officers named in the "Summary Compensation Table" above (collectively, the "named executive officers"). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement, through consideration of the following non-binding advisory resolution:

"Resolved, that the stockholders advise that they approve the compensation of the Company's named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion."

Please see the “Compensation Discussion and Analysis” and the compensation tables and related narrative discussion relating to compensation paid to our named executive officers.

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
(Proposal No. 3)

General

        Our stockholders are being provided the opportunity to cast a non-binding, advisory vote on how often we should include an advisory vote on our executive compensation (or "say on pay") in our proxy materials for future annual meetings of our stockholders or any other meetings of our stockholders at which directors are elected.  You may vote to hold such an advisory vote every year, every two years or every three years, or may abstain from voting.  After careful consideration, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and, therefore, recommends that you vote for the choice of "every year" for future advisory votes on our executive compensation.

        We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including the Company's practice of having all directors elected annually) and our executive compensation philosophy, policies and practices. However, shareholders should note that, because the advisory vote on executive compensation occurs well after the beginning of the compensation year and because we have a multi-year employment agreement with our chief executive officer which specifies many of the elements of his compensation, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of shareholders.

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
(Proposal No. 4)

Upon the recommendation of our Audit Committee, our Board of Directors has appointed the firm of BDO USA, LLP as our principal independent auditors for the fiscal year ending December 31, 2011, subject to ratification by the stockholders. BDO USA, LLP replaced PKF, Certified Public Accountants, A Professional Corporation (“PKF”), as our independent auditors in June 2006. PKF had served as our independent auditors since our inception in 1995.

If the appointment of BDO USA, LLP is not ratified or if it declines to act or their engagement is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate questions from stockholders.

Fees

Before our principal accountant is engaged by us to render audit or non-audit services, where required by the rules and regulations promulgated by the Securities and Exchange Commission and/or Nasdaq, such engagement is approved by the Audit Committee.

The following are the fees of BDO USA, LLP, our principal auditor, for the three years ended December 31, 2010, for services rendered in connection with the audit for those respective years (all of which have been pre-approved by the Audit Committee):
	2009	2010
Audit Fees	$1,266,000	$1,247,065
Audit Related Fees	$20,150	$11,164
Tax Fees	$—	$—
All Other Fees	$76,010	$—
	$1,362,160	$1,258,229

Audit Fees consist of the aggregate fees for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that were normally provided by our auditors in connection with our statutory and regulatory filings or engagements.

Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees.

Tax Fees consist of the aggregate fees billed for professional services rendered for tax consulting. Included in such Tax Fees were fees for consultancy, review, and advice related to our income tax provision and the appropriate presentation on our financial statements of the income tax related accounts.

All Other Fees consist of the aggregate fees billed for products and services provided by our auditors and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining our auditors’ independence and determined that such services are appropriate.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a filing.

        Management is responsible for our system of internal control over financial reporting. Our independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management's conduct of the financial reporting process and our system of internal control over financial reporting.

        The Audit Committee has reviewed and discussed with both management and our independent registered public accounting firm all annual financial statements prior to their issuance. In connection with these reviews, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Public Company Accounting Oversight Board auditing standard AU 380, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm matters relating to such firm's independence, including a review of audit and non-audit fees and the written disclosures and letter from BDO USA, LLP to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board (Independence Discussions with Audit Committees).

        Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to our Board that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the period ended December 31, 2010 for filing with the SEC.

Members of the Audit Committee

Dan Almagor (Chairman), Robert E. Glick and Marvin W. Ellin

BOARD RECOMMENDATION

The Board of Directors believes that the approval of the foregoing proposals is in the best interests of our Company and its stockholders and, therefore, recommends that the stockholders vote FOR such proposals.

STOCKHOLDERS PROPOSALS FOR 2011 ANNUAL MEETING

We must receive a stockholder proposal (and any supporting statement) to be considered for inclusion in our proxy statement and proxy for our annual meeting in 2012 at our principal executive offices on or before April 19, 2012. Any other proposal that a stockholder intends to present at that meeting may be deemed untimely unless we have received written notice of such proposal on or before July 16, 2012. Stockholders should send proposals and notices addressed to JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265, Attention: Stephen G. Berman, Secretary.

OTHER MATTERS

We have not received any other proposal or notice of any stockholder’s intention to present any proposal at our annual meeting, and we are not aware of any matter, other than those discussed above in this Proxy Statement, to be presented at the meeting. If any other matter is properly brought before the annual meeting, the persons named in the attached proxy intend to vote on such matter as directed by our Board of Directors.

We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and we reserve the right to compensate outside agencies for the purpose of soliciting proxies. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares held in their names and we will reimburse them for out-of-pocket expenses incurred on our behalf.

We will provide, without charge, upon the written request of any person from whom proxies for this meeting were solicited, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including the financial statements and financial statement schedules. Anyone requesting such document shall submit the request in writing to: JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, CA 90265, Attn.: Joel Bennett, Chief Financial Officer.

By Order of the Board of Directors,
Stephen G. Berman,
Secretary
August 17, 2011

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS
WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU
PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND
RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.
STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR
SHARES PERSONALLY, EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Charter of the
Compensation Committee
of the Board of Directors
of JAKKS Pacific, Inc.

Adopted: September 9, 2005

The Board of Directors of JAKKS Pacific, Inc. (the “Corporation”; “Company” refers to the Corporation and its consolidated subsidiaries) has adopted this charter for its Compensation Committee (the “Committee”). This charter is intended to supplement the provisions in the Corporation’s By-laws pertaining to the Committee.

Composition Number and Qualifications.  The Committee shall have at least two members. Each Director who serves on the Committee must be affirmatively determined by the Corporation’s Board of Directors to meet the requirements established by the Corporation’s By-laws, as well as Nasdaq (or the market upon which the Corporation’s securities are then traded), to be considered an “independent” member of the Board. In addition, the Committee members shall also satisfy the relevant requirements established pursuant to regulations under Section 16(b) of the Securities and Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986.

Appointment.  The Board of Directors shall elect the chairman and other members of the Committee on an annual basis, generally at the first meeting of the Board of Directors following the Corporation’s annual stockholders meeting.

Removal.  The Board of Directors may, pursuant to the By-laws, remove a member of the Committee, or replace the chairman, provided that the Board must, at all times, assure that the Committee will have a chairman and sufficient members to satisfy the requirements set forth above relating to the number and qualifications of Committee members.

Purpose and Responsibilities

Consistent with the Corporation’s By-laws, the Committee shall have the following purpose and responsibilities:

Compensation of Executives and Other Employees and Non-Employee Directors

•
General Policy & Annual Review.  The Committee shall be responsible for setting the Corporation’s general policy, in consultation with management, regarding compensation and for reviewing, no less than annually, the compensation provided to the Corporation’s Chief Executive Officer and such other senior executives and other employees of the Company as the Committee or the Board of Directors may, from time to time, determine should be subject to the Committee’s direct purview. The Committee shall also be responsible for establishing and reviewing the compensation and benefits given to the Corporation’s non-employee directors.

•
Responsibility for Determining Compensation.  The Committee shall be responsible for determining the compensation (including salary, bonus, equity-based grants, and any other long-term cash or equity-based compensation) for the Corporation’s Chief Executive Officer and for other senior executives or employees as are subject to the Committee’s direct purview (subject to the terms of any existing employment or other existing compensation agreements between the Corporation and any such executive) and the Corporation’s non-employee directors.

•
Process for Determining Compensation.  In determining compensation for the CEO and such other senior executives and employees, the Committee shall consider, among other factors: the Company’s overall performance, shareholder return, the achievement of specific performance objectives that the Committee shall establish on an annual basis, compensation previously provided to such executives and other employees, and the value of compensation provided to individuals in similar positions at comparable companies. The Committee may also consult with other Directors and management as it sees fit.

•
Compensation Disclosure.  The Committee may exercise oversight of the Corporation’s disclosures regarding executive and employee and non-employee director compensation, including approving a report on executive compensation to be included in the Corporation’s annual proxy statement.

•
Benefits.  The Committee shall review at least annually the benefits provided to the CEO and such other senior executives and employees (other than salary, bonus, equity-based grants, and any other long-term cash or equity-based compensation considered by the Committee in determining compensation to such officers, as provided above).

Other Compensation and Benefit Matters

•
General Oversight.  The Committee shall generally oversee the Company’s overall compensation structure and benefit plans. The Committee shall also, as it deems appropriate, review and recommend compensation and benefit plans for Board approval.

•	Incentive Compensation. The Committee shall administer the Corporation’s executive bonus and equity-based incentive plans to the extent delegated by the Board or as provided in such plans.

•
Regulatory Oversight.  The Committee shall have the authority to oversee the Company’s response to the enactment of any Federal or state statutes, laws, rules, regulations or other governmental or administrative acts affecting compensation.

Committee Operations

Meeting Schedule.  The Committee shall approve its schedule of meetings and shall meet at least one time per fiscal year. The Committee may also hold additional meetings at the direction of the Committee Chairman or at the request of any other Committee member. The Committee may meet in person or by telephone conference call, and may act by unanimous written consent.

Attendance at Meetings.  Members of management shall be invited to attend the meeting at the discretion of the Committee Chairman. All outside Directors who are not Committee members may, at their discretion, attend Committee meetings, provided that: (i) the Committee shall meet without such other Directors during executive session, (ii) the Committee Chairman may ask non-Committee members to leave the meeting at any time, and (iii) such non-Committee members may not vote on any actions considered by the Committee.

Executive Sessions.  The Committee shall hold an executive session at each regularly scheduled meeting. During at least some portion of each executive session, no non-Committee member or member of management shall be present.

Voting.  A majority of the Committee members shall constitute a quorum. Each Committee member shall have one vote and actions at meetings may be approved by a majority of the members present.

Delegation.  Except as otherwise prohibited, the Committee may delegate its responsibilities to subcommittees or individuals.

Committee Resources

To assist the Committee in fulfilling its responsibilities, (i) each Committee member shall have full access to any member of management and (ii) the Committee may retain independent consultants, counsel, and other advisors. The Committee will have sole authority and responsibility for hiring, approving the fees and retention terms for, and terminating the services of, such advisors. The Corporation will bear the expense of such advisors.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Stephen G. Berman 02 Dan Almagor 03 Marvin W. Ellin 04 Robert E. Glick 05 Michael G. Miller
06 Murray L. Skala

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 Advisory approval of the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
3 Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4 Approval of appointment of the firm of BDO USA, LLP as the Company's auditors.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000112740_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

JAKKS PACIFIC, INC.
Annual Meeting of Stockholders
September 16, 2011 8:00 AM
This Proxy is Solicited by the Board of Directors

Proxy for Annual Meeting of Stockholders to be held September 16, 2011

JAKKS Pacific, Inc.

Know all men by these presents, that the undersigned hereby constitutes and appoints Stephen G. Berman and Joel M. Bennett and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of JAKKS Pacific, Inc., standing in the name of the undersigned at the close of business on July 29, 2011, at the Annual Meeting of Stockholders of the Company to be held on September 16, 2011 at the Sherwood Country Club, 320 West Stafford Road, Thousand Oaks, California 91361, at 8:00 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side.

This proxy is solicited by the Board of Directors of the Company.

Continued and to be signed on reverse side

0000112740_2 R1.0.0.11699